Exhibit 99.1
Index to Consolidated Financial Statements, Schedules and Exhibits
Consolidated Financial Statements

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Expedia, Inc.
     We have audited the accompanying consolidated balance sheet of Expedia, Inc. (the Company) as of December 31, 2005, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for the year ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Expedia, Inc. at December 31, 2005, and the consolidated results of its operations and its cash flows for the year ended December 31, 2005, in conformity with accounting principles generally accepted in the United States.
/s/ Ernst & Young LLP
Seattle, Washington
March 27, 2006
except for Note 22, as to which the date is
January 22, 2007

Report of Independent Registered Public Accounting Firm
The Board of Directors and Stockholders
Expedia, Inc.
     We have audited the accompanying combined balance sheet of Expedia, Inc. (the Company) as of December 31, 2004, and the related combined statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the two years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Expedia, Inc. as of December 31, 2004, and the combined results of its operations and its cash flows for each of the two years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States.
/s/ Ernst & Young LLP
New York, New York
April 18, 2005
except for Note 22, as to which the date is
January 22, 2007

Consolidated Financial Statements
EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Year Ended December 31,
	2005	2004	2003
Revenue	$2,119,455	$1,843,013	$2,339,813
Cost of revenue	470,716	390,318	1,233,743

Gross profit	1,648,739	1,452,695	1,106,070
Operating expenses:
Selling and marketing	697,503	653,018	463,684
General and administrative	211,515	160,965	113,633
Technology and content	112,280	85,020	59,743
Amortization of intangible assets	126,067	125,091	76,073
Stock-based compensation	91,725	171,400	95,781
Amortization of non-cash distribution and marketing	12,597	16,728	41,974
Merger costs	—	—	11,664

Operating income	397,052	240,473	243,518
Other income (expense):
Interest income:
Interest income from IAC/InterActiveCorp	40,089	30,851	—
Other interest income, net	8,584	7,505	19,709
Write-off of long-term investment	(23,426)	—	—
Other, net	(8,428)	(9,286)	(7,729)

Total other income, net	16,819	29,070	11,980

Earnings before income taxes and minority interest	413,871	269,543	255,498
Provision for income taxes	(185,977)	(106,371)	(97,202)
Minority interest in loss (income) of consolidated subsidiaries	836	301	(46,889)

Net income	$228,730	$163,473	$111,407

Net earnings per share available to common stockholders
Basic	$0.68	$0.49	$0.33
Diluted	0.65	0.48	0.33

Shares used in computing earnings per share:
Basic	336,819	335,540	335,540
Diluted	349,530	340,549	340,549
See notes to consolidated financial statements.

EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)

	December 31,
	2005	2004
ASSETS
Current assets:
Cash and cash equivalents	$297,416	$141,668
Restricted cash and cash equivalents	23,585	13,889
Accounts and notes receivable, net of allowance of $3,914 and $2,338	174,019	143,905
Receivable from IAC/InterActiveCorp	—	1,874,745
Deferred income taxes, net	—	8,696
Prepaid merchant bookings	30,655	28,151
Prepaid expenses and other current assets	64,569	34,803

Total current assets	590,244	2,245,857
Property and equipment, net	90,984	81,426
Long-term investments and other assets	39,431	140,432
Intangible assets, net	1,176,503	1,279,361
Goodwill	5,859,730	5,790,111

TOTAL ASSETS	$7,756,892	$9,537,187

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable, merchant	$515,561	$429,739
Accounts payable, trade	127,260	98,666
Short-term borrowings	230,755	—
Deferred merchant bookings	406,948	361,199
Deferred revenue	7,068	5,353
Income taxes payable	43,405	421
Deferred income taxes, net	3,178	—
Other current liabilities	104,050	86,801

Total current liabilities	1,438,225	982,179
Deferred income taxes, net	368,880	333,696
Derivative liabilities	105,827	12,812
Other long-term liabilities	38,423	37,436
Minority interest	71,774	18,435
Commitments and contingencies (Note 16)
Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000,000 Series A shares issued and outstanding: 846
Common stock $.001 par value	323	—
Authorized shares: 1,600,000,000 Shares issued: 323,184,577 Shares outstanding: 321,979,486
Class B common stock $.001 par value	26	—
Authorized shares: 400,000,000 Shares issued and outstanding: 25,599,998
Invested capital	—	8,118,961
Additional paid-in capital	5,695,498	—
Treasury stock — Common stock, at cost	(25,464)	—
Shares: 1,205,091
Retained earnings	64,978	—
Accumulated other comprehensive (loss) income	(1,598)	33,668

Total stockholders’ equity	5,733,763	8,152,629

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,756,892	$9,537,187

See notes to consolidated financial statements.

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’
EQUITY AND COMPREHENSIVE INCOME
(In thousands, except share data)

											Accumulated
						Class B		Additional			Other
	Invested	Preferred Stock		Common Stock		Common Stock		Paid-In	Treasury	Retained	Comprehensive
	Equity	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Stock	Earnings	Income	Total
Balance as of December 31, 2002	$2,052,597	—	$—	—	$—	—	$—	$—	$—	$—	$3,159	$2,055,756
Comprehensive income:
Net income	111,407											111,407
Change in unrealized gains and losses in available for sale securities											(3,861)	(3,861)
Net loss on derivative contracts											(120)	(120)
Currency translation adjustment											(3,205)	(3,205)

Total comprehensive income												104,221
Net transfers from IAC/InterActiveCorp	5,394,324											5,394,324

Balance as of December 31, 2003	7,558,328										(4,027)	7,554,301
Comprehensive income:
Net income	163,473											163,473
Change in unrealized gains and losses in available for sale securities											28,079	28,079
Net gain on derivative contracts											179	179
Currency translation adjustment											9,437	9,437

Total comprehensive income												201,168
Net transfers from IAC/InterActiveCorp	397,160											397,160

Balance as of December 31, 2004	8,118,961										33,668	8,152,629
Comprehensive income:
Net income prior to Spin-Off	163,752											163,752
Net income after Spin-Off										64,978		64,978
Net loss on derivative contracts											(1,619)	(1,619)
Reversal of unrealized gains on available for sale security upon business acquisition											(27,182)	(27,182)
Currency translation adjustment											(6,465)	(6,465)

Total comprehensive income												193,464

Distribution to IAC/InterActiveCorp, net upon Spin-Off	(2,496,569)											(2,496,569)
Capitalization at Spin-Off	(5,786,144)							5,786,144				—
Issuance of preferred stock, common stock and Class B common stock at Spin-Off		846	—	315,140,609	315	25,599,998	26	(341)				—
Initial recognition of derivative liability at Spin-Off								(101,600)				(101,600)
Release of derivative liability								1,800				1,800
Proceeds from exercise of equity instruments				8,043,968	8			29,052				29,060
Withholding taxes for stock option exercises								(61,536)	(25,020)			(86,556)
Treasury stock activity related to exercise of equity instruments									(444)			(444)
Amortization of non-cash compensation post Spin-Off								41,979				41,979

Balance as of December 31, 2005	$—	846	$—	323,184,577	$323	25,599,998	$26	$5,695,498	$(25,464)	$64,978	$(1,598)	$5,733,763

See notes to consolidated financial statements.

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended December 31,
	2005	2004	2003
Operating activities:
Net income	$228,730	$163,473	$111,407
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	50,445	44,066	34,772
Amortization	230,389	313,219	213,828
Deferred income taxes	68,198	(5,295)	774
Unrealized loss on derivative instruments	6,042	—	—
Equity in income of unconsolidated affiliates	(1,668)	(175)	(9)
Minority interest in (loss) income of consolidated subsidiaries	(836)	(301)	46,889
Write-off of long-term investment	23,426	—	—
Other	1,161	161	2,392
Changes in operating assets and current liabilities:
Accounts and notes receivable	(21,833)	10,904	(52,007)
Prepaid merchant bookings and prepaid expenses	(22,492)	3,038	(23,043)
Accounts payable and other current liabilities	241,567	225,679	221,550
Deferred merchant bookings	45,051	54,872	69,474
Deferred revenue	1,715	(2,463)	13,981
Other, net	—	(4,325)	4,015

Net cash provided by operating activities	849,895	802,853	644,023

Investing activities:
Acquisitions, net of cash acquired	10,547	(261,390)	(704,885)
Capital expenditures	(52,315)	(53,407)	(46,183)
Purchase of marketable securities	(63)	(5,015)	(1,259,388)
Proceeds from sale of marketable securities	1,000	722,646	1,329,408
(Increase) decrease in long-term investments and deposits	(369)	(62,441)	9,960
Transfers to IAC/InterActiveCorp, net	(757,206)	(1,272,714)	(548,356)
Other, net	(2,937)	(85)	(32,093)

Net cash used in investing activities	(801,343)	(932,406)	(1,251,537)

Financing activities:
Short-term borrowings, net	230,735	—	—
Changes in restricted cash and cash equivalents	(9,495)	(2,319)	(583)
Proceeds from exercise of equity awards	29,060	—	57,358
Withholding taxes for stock option exercises	(86,556)	—	—
Purchase of treasury stock	—	—	(98,492)
(Distribution to) contribution from IAC/InterActiveCorp, net	(52,844)	103,807	628,681
Principal payments on long-term obligations	—	(2,860)	—
Other, net	(4,393)	8,692	(1,216)

Net cash provided by financing activities	106,507	107,320	585,748
Effect of exchange rate changes on cash and cash equivalents	689	(13,768)	(3,232)

Net increase (decrease) in cash and cash equivalents	155,748	(36,001)	(24,998)
Cash and cash equivalents at beginning of year	141,668	177,669	202,667

Cash and cash equivalents at end of year	$297,416	$141,668	$177,669

See notes to consolidated financial statements.

Expedia, Inc.
Notes to Consolidated Financial Statements
NOTE 1 — Organization and Basis of Presentation
     Description of Business
          Expedia, Inc. and its subsidiaries provide travel products and services to leisure and corporate travelers in the United States (“U.S.”) and abroad. These travel products and services are offered through a diversified portfolio of brands including: Expedia-branded websites, Hotels.com, Hotwire.com, our private label programs (Worldwide Travel Exchange and Interactive Affiliate Network), Classic Vacations, Expedia Corporate Travel (“ECT”), eLong, Inc. (“eLong”) and TripAdvisor. We refer to Expedia, Inc. and its subsidiaries collectively as “Expedia,” the “Company,” “us,” “we” and “our” in these consolidated financial statements.
     Spin-Off from IAC/InterActiveCorp
          On December 21, 2004, IAC/InterActiveCorp (“IAC”) announced its plan to separate into two independent public companies to allow each company to focus on its individual strategic objectives. We refer to this transaction as the “Spin-Off.” A new company, Expedia, Inc., was incorporated under Delaware law in April 2005, to hold substantially all of IAC’s travel and travel-related businesses (“Expedia Businesses”).
          On August 9, 2005, the Spin-Off of the Expedia Businesses from IAC was completed. Shares of Expedia, Inc. began trading on The Nasdaq Stock Market, Inc. (“NASDAQ”) under the symbol “EXPE.” The Spin-Off affected our consolidated financial statements as described below.
          Cash Transfer. Upon the Spin-Off, we transferred to IAC all cash in excess of $100 million, excluding the cash and cash equivalents held by eLong.
          Distribution of Intercompany Receivable and Payable Balances with IAC. Upon the Spin-Off, we extinguished all intercompany receivable and payable balances with IAC by recording a non-cash distribution to IAC for approximately $2.5 billion.
          Contribution of Airplane. In conjunction with the Spin-Off, we entered into a joint ownership and cost sharing agreement with IAC, under which IAC transferred to us 50% ownership in an airplane, with a value of $17.4 million, which is available for use by both companies. We will share equally in capital costs; operating costs will be pro-rated based on actual usage. We have recorded our ownership interest in long-term investments and other assets.
          Contribution of Media Time. In conjunction with the Spin-Off, we entered into a separation agreement with IAC, under which Expedia retained rights to media time, with a value of $17.1 million, in IAC’s media channels. The media time, if unused, expires in July 2007. We have recorded the asset rights in prepaid expenses and other assets and recognize the related expense as we use the media time. We currently anticipate that the media time will be substantially utilized, and expensed, in 2006.
          Derivative Instruments. Upon the Spin-Off, we assumed certain obligations to IAC related to IAC’s Ask Jeeves Convertible Subordinated Notes (“Ask Jeeves Notes”) and certain IAC stock warrants. We have recorded these obligations as derivative liabilities at their fair values on our consolidated balance sheet. For additional information about these obligations, see Note 10, Derivative Instruments.
          Modification of Stock-Based Compensation Awards. Upon the Spin-Off, we issued restricted stock units (“RSU”), stock options and warrants to replace the IAC stock-based compensation awards. For additional information about the modifications, see Note 12, Stock-Based Awards and Other Equity Instruments.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
          Recapitalization. Upon the Spin-Off, IAC common stockholders received one share of Expedia common stock for each share of IAC common stock they held, and IAC Class B common stockholders received one share of Expedia Class B common stock for each share of IAC Class B common stock they held. The holders of IAC preferred stock were entitled to receive shares of Expedia preferred stock based on a formula or cash ($50 per share plus accrued and unpaid dividends). Substantially all of the IAC Series A preferred stockholders elected to receive cash. This transaction was recorded by IAC immediately prior to the Spin-Off and is not reflected in the financial statements. For additional information about our common stock, Class B common stock and preferred stock, see Note 14, Common Stock, Class B Common Stock and Preferred Stock.
     Basis of Presentation
          The accompanying consolidated financial statements include Expedia, Inc., our wholly owned subsidiaries, and entities we control. We record our investments in entities that we do not control, but over which we have the ability to exercise significant influence, using the equity method. We record our investments in entities over which we do not have the ability to exercise significant influence using the cost method. We have eliminated significant intercompany transactions and accounts.
          These consolidated financial statements present our results of operations, financial position, stockholders’ equity and comprehensive income, and cash flows since IAC acquired each of the Expedia Businesses on a combined basis up through the Spin-Off on August 9, 2005, and on a consolidated basis thereafter.
          We have prepared the combined financial statements from the historical results of operations and historical bases of the assets and liabilities of Expedia with the exception of income taxes. We have computed income taxes using our stand-alone tax rate.
          We believe that the assumptions underlying our consolidated financial statements are reasonable. However, these consolidated financial statements do not present our future financial position, the results of our future operations and cash flows, nor do they present what our historical financial position, results of operations and cash flows would have been prior to Spin-Off had we been a stand-alone company.
     Seasonality
          We generally experience seasonal fluctuations in the demand for our travel products and services. For example, traditional leisure travel bookings are generally the highest in the first three quarters as travelers plan and book their spring, summer and holiday travel. The number of bookings decreases in the fourth quarter. Because revenue in the merchant business is generally recognized when the travel takes place rather than when it is booked, revenue typically lags bookings by a month or longer. As a result, revenue is typically the lowest in the first quarter and highest in the third quarter.
NOTE 2 — Significant Accounting Policies
     Consolidation
          Our consolidated financial statements include the accounts of Expedia, Inc., our wholly owned subsidiaries, and entities for which we control a majority of the entity’s outstanding common stock. We record minority interest in our consolidated financial statements to recognize the minority ownership interest in our consolidated subsidiaries. Minority interests in the earnings and losses of consolidated subsidiaries represent the share of net income or loss allocated to members or partners in our consolidated entities, which include the minority interest share of net income or loss from eLong, TripAdvisor and ECT — Europe (formerly Egencia). We have eliminated significant intercompany transactions and accounts in our consolidated financial statements.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
     Accounting Estimates
          We use estimates and assumptions in the preparation of our consolidated financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”). Our estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of our consolidated financial statements. These estimates and assumptions also affect the reported amount of net income during any period. Our actual financial results could differ significantly from these estimates. Our significant estimates underlying our consolidated financial statements include revenue recognition, accounting for merchant payables, recoverability of long-lived and intangible assets and goodwill, income taxes, occupancy tax, stock-based compensation and accounting for derivative instruments.
     Revenue Recognition
          We offer travel products and services on a stand-alone and package basis primarily through two business models: the merchant model and the agency model.
          Under the merchant model, we facilitate the booking of hotel rooms, airline seats, car rentals and destination services from our travel suppliers and we are the merchant of record for such bookings.
          Under the agency model, we act as the agent in the transaction, passing reservations booked by the traveler to the relevant travel provider. We receive commissions or ticketing fees from the travel supplier and/or traveler. For agency airline, hotel and car transactions, we also receive fees from global distribution systems partners that control the computer systems through which these reservations are booked.
          We record revenue based principally on Staff Accounting Bulletin (“SAB”) No. 104 “Revenue Recognition.” We recognize revenue when it is earned and realizable based on the following criteria: persuasive evidence of an arrangement exists, services have been rendered, the price is fixed or determinable and collectibility is reasonably assured.
          The prevailing accounting guidance with respect to the presentation of revenue on a gross versus a net basis is contained in Emerging Issues Task Force No. 99-19, “Reporting Revenue Gross as a Principal versus Net as an Agent (“EITF 99-19”).” The consensus of this literature is that the presentation of revenue as “the gross amount billed to a customer because it has earned revenue from the sale of goods or services or the net amount retained (that is, the amount billed to a customer less the amount paid to a supplier) because it has earned a commission or fee” is a matter of judgment that depends on the relevant facts and circumstances. If the conclusion drawn is that we perform as an agent or a broker without assuming the risks and rewards of ownership of goods, revenue should be reported on a net basis.
          In making an evaluation of this issue, some of the factors that should be considered are: whether we are the primary obligor in the arrangement (strong indicator); whether we have general inventory risk (before customer order is placed or upon customer return) (strong indicator); and whether we have latitude in establishing price. EITF 99-19 clearly indicates that the evaluations of these factors, which at times can be contradictory, are subject to significant judgment and subjectivity.
     Merchant Hotel
          Our travelers pay us for merchant hotel transactions prior to departing on their trip, generally when they book the reservation. We record the payment in deferred merchant bookings until the stay occurs, at which point we record the revenue. In certain non-refundable, non-changeable transactions where we have no significant post-delivery obligations, we record revenue when the traveler completes the transaction on our website, less a reserve for chargebacks and cancellations based on historical experience. In certain instances when a supplier invoices us for less than the cost we accrued, we recognize those amounts as revenue six months in arrears, net of an allowance, when we determine it is not probable that we will be required to pay the supplier, based on historical experience.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
          We generally contract in advance with lodging providers to obtain access to room allotments at wholesale rates. Certain contracts specifically identify the number of potential rooms and the negotiated rate of the rooms to which we may have access over the terms of the contracts, which generally range from one to three years. Other contracts are not specific with respect to the number of rooms and the rates of the rooms to which we may have access over the terms of the contracts. In either case we may return unbooked hotel room allotments with no obligation to the lodging providers within a period specified in each contract. For hotel rooms that are cancelled by the traveler after the specified period of time, we charge the traveler a cancellation fee or penalty that is at least equal to the amount a hotel may invoice us for the cancellation.
          Beginning January 1, 2004, as part of the integration of our businesses, Hotels.com conformed its merchant hotel business practices with those of our other businesses. As a result, we commenced prospectively reporting revenue for Hotels.com on a net basis. This change in reporting did not affect gross profit, operating income or net income.
     Merchant Air
          Generally, we determine the ticket price for merchant air transactions. We pay the cost of the airline ticket within two weeks after booking. We record cash paid by the traveler as deferred merchant bookings and the cost of the airline ticket as prepaid merchant bookings. When the flight occurs, we record the difference between the deferred merchant bookings and the prepaid merchant bookings as revenue on a net basis.
          When we have nonrefundable and generally noncancelable merchant air transactions, with no significant post-delivery obligations, we record revenue upon booking. We record a reserve for chargebacks and cancellations at the time of the transaction based on historical experience.
     Agency Air, Hotel, Car and Cruise
          Our agency revenue comes from airline ticket transactions, certain hotel transactions as well as cruise and car rental reservations. We record agency revenue on air transactions when the traveler books the transaction, as we have no significant post-delivery obligations. We record agency revenue on hotel reservations, cruise and car rental reservations either on an accrual basis for payments from a commission clearinghouse, or on receipt of commissions from an individual supplier. We record an allowance for cancellations and chargebacks on this revenue based on historical experience.
     Click-Through Fees
          We record revenue from click-through fees charged to our travel partners for traveler leads sent to the travel partners’ websites. We record revenue from click-through fees after the traveler makes the click-through to the related travel partners’ websites.
     Advertising
          We record advertising revenue ratably over the advertising period or upon delivery of advertising impressions, depending on the terms of the advertising contract.
     Other
          We record revenue from all other sources either upon delivery or when we provide the service.
     Cash and Cash Equivalents
          Our cash and cash equivalents include cash and liquid financial instruments with original maturities of 90 days or less when purchased.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
     Accounts Receivable
          Accounts receivable are generally due within thirty days and are recorded net of an allowance for doubtful accounts. We consider accounts outstanding longer than the contractual payment terms as past due. We determine our allowance by considering a number of factors, including the length of time trade accounts receivable are past due, previous loss history, a specific traveler’s ability to pay its obligations to us, and the condition of the general economy and industry as a whole.
     Property and Equipment
          We record property and equipment at cost, net of accumulated depreciation and amortization. We also capitalize certain costs incurred related to the development of internal use software in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” and EITF No. 00-02, “Accounting for Website Development Costs.” We capitalize costs incurred during the application development stage related to the development of internal-use software. We expense costs incurred related to the planning and post-implementation phases of development as incurred.
          We compute depreciation using the straight-line method over the estimated useful lives of the assets, which range from three to five years for computer equipment and capitalized software development, and three to seven years for furniture and other equipment. We amortize leasehold improvement using the straight-line method, over the shorter of the estimated useful life of the improvement or the remaining term of the lease.
     Goodwill and Indefinite-Lived Intangible Assets
          In accordance with SFAS No. 142, “Goodwill and Other Intangible Assets,” (“SFAS 142”), goodwill is assigned to reporting units that are expected to benefit from the synergies of the business combination as of the acquisition date. We assess goodwill and indefinite-lived intangible assets, neither of which are amortized, for impairment annually at the beginning of the fourth quarter, or more frequently if events and circumstances indicate impairment may have occurred.
          In the evaluation of goodwill for impairment, we first compare the fair value of reporting unit to the carrying value. If the carrying value of the reporting unit exceeds the fair value, the goodwill of the reporting unit is potentially impaired and we proceed to step two of the impairment analysis which we will record an impairment loss equal to the excess of the carrying value of the reporting unit’s goodwill over its implied fair value.
          In evaluation of indefinite-lived intangible assets, an impairment charge is recorded for the excess the carrying value of indefinite-lived intangible assets over their fair value.
          We generally base our measurement of fair value of reporting units on a blend of an analysis of the present value of estimated future discounted cash flows and a comparison of revenue and operating income multiples for companies of similar industry and/or size. Our analysis is based on available information and on assumptions and projections that we consider to be reasonable and supportable. The discounted cash flow analysis considers the likelihood of possible outcomes and is based on our best estimates of projected future cash flows. We base our measurement of fair value of indefinite-lived intangible asset, which primarily consist of tradename and trademarks using the relief-from-royalty method. This method assumes that the tradename and trademarks have value to the extent that their owner is relieved of the obligation to pay royalties for the benefits received from them.
     Intangible Assets with Definite Lives and Other Long-Lived Assets
          In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” we review the carrying value of intangible assets with definite lives and other long-lived assets, which we amortize on a straight-line basis over the estimated useful lives of two to ten years, on a regular basis for the existence of facts that may indicate that the assets are impaired. If such facts indicate a potential impairment, we estimate the fair value of the asset using appropriate valuation methodologies, usually based on estimated future discounted cash flows. If the fair value is determined to be less than an asset’s carrying value, we then further evaluate to determine whether or not the carrying value is unrecoverable. Our analyses are based on available information and on assumptions and projections that we consider to be reasonable and supportable.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
          Our impairment evaluations as of October 1, 2005, 2004 and 2003, indicated that we did not have any impairment to our goodwill, intangible assets and long-lived assets.
     Investments
          We record investments using the cost basis when we do not have the ability to exercise significant influence over the investee and generally when our ownership in the investee is less than 20%. We record investments using the equity method when we have the ability to exercise significant influence over the investee. We periodically evaluate the recoverability of investments and record a write-down if a decline in value is determined to be other-than-temporary.
     Income Taxes
          In accordance with SFAS No. 109, “Accounting for Income Taxes,” we record income taxes under the liability method. Deferred tax assets and liabilities reflect the expected future tax consequences of temporary differences between the carrying amounts of assets and liabilities for book and tax purposes. We determine deferred income taxes based on the differences in accounting methods and timing between financial statement and income tax reporting. Accordingly, we determine the deferred tax asset or liability for each temporary difference based on the tax rates that we expect will be in effect when we realize the underlying items of income and expense. We consider many factors when assessing the likelihood of future realization of our deferred tax assets, including our recent earnings experience by jurisdiction, expectations of future taxable income, and the carryforward periods available to us for tax reporting purposes, as well as other relevant factors. We may establish a valuation allowance to reduce deferred tax assets to the amount we expect to realize. Due to inherent complexities arising from the nature of our businesses, future changes in income tax law, tax sharing agreements or variances between our actual and anticipated operating results, we make certain judgments and estimates. Therefore, actual income taxes could vary from these estimates.
     Occupancy Tax
          Some states and localities impose a transient occupancy or accommodation tax, or a form of sales tax, on the use or occupancy of hotel accommodations. Hotel operators generally collect and remit these taxes to the various tax authorities. Consistent with this practice, when a customer books a room through one of our travel services, the hotel charges the customer taxes based on the room rate paid to the hotel, we pay the hotel those taxes invoiced by the hotel and we recover an equivalent amount from the customer. We do not collect or remit occupancy taxes on the portion of the customer payment we retain, and some jurisdictions have questioned our practice in this regard. While the applicable tax provisions vary among the jurisdictions, we generally believe that we are not required to collect and remit such occupancy taxes. We are engaged in discussions with tax authorities in various jurisdictions to resolve this issue, but the ultimate resolution in all jurisdictions cannot be determined at this time. We have established a reserve with respect to potential occupancy tax liability and we do not believe, however, that the amount of liability on account of this issue, if any, will have a material adverse effect on our past or future financial results.
     Derivative Instruments
          We record the fair value of derivative instruments on our consolidated balance sheets in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” (“SFAS 133”), as amended. We use derivative instruments to manage certain foreign currency risks. We record the changes in the fair value of a derivative that qualifies as and that we designate as a cash flow hedge, to the extent that the hedge is effective, in other comprehensive income, until earnings are affected by the variability of cash flows of the hedged transaction. We reclassify amounts recorded in other comprehensive income to other income or expense during the period in which the hedged transaction affects earnings. We report the ineffective portion of a derivative instruments change in fair value immediately in other income or expense in our consolidated statements of income. We report the change in the fair value of derivative instruments that do not qualify for hedge accounting treatment in other income or expense in our consolidated statements of income. We do not hold or issue financial instruments for speculative or trading purposes. For additional information about derivative instruments, see Note 10, Derivative Instruments.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
     Foreign Currency Translation and Transaction Gains and Losses
          We record foreign currency transactions in accordance with SFAS No. 52, “Foreign Currency Translation.” Our operations outside of the United States use the related local currency as their functional currency. We translate revenue and expense at average rates of exchange during the period. We translate assets and liabilities at the rates of exchange as of the consolidated balance sheet dates and include foreign currency translation gains and losses as a component of accumulated other comprehensive income. We record transaction gains and losses in our consolidated statements of income.
     Advertising Expense
          We incur advertising expense consisting of offline costs, including television and radio advertising, and online advertising expense to promote our brands. We expense the production costs associated with advertisements in the period in which the advertisement first takes place. We expense the costs of communicating the advertisement (e.g. television airtime) as incurred each time that the advertisement is shown. For the years ended December 31, 2005, 2004 and 2003, our advertising expense was $425.2 million, $452.9 million and $389.6 million.
     Stock-Based Compensation
          On January 1, 2003, we adopted the expense provisions of SFAS No. 123, “Accounting for Stock-Based Compensation”, (“SFAS 123”), and we record expense for stock-based compensation in accordance with SFAS No. 123 and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, for all periods presented in our consolidated statements of income.
          We measure the value of RSUs issued at the grant date at fair value and amortize the value, net of forfeitures, as stock-based compensation expense over the vesting term on a straight-line basis. The terms of our RSU awards vary, but generally provide for the underlying shares to vest over a period of 5 years. We measure the value of stock options and warrants issued since January 1, 2003, including unvested options assumed in acquisitions, on the grant date (or acquisition dates, if applicable) at fair value, using the Black-Scholes option valuation model and amortize the fair value over the remaining vesting term on a straight-line basis.
          In determining the estimated forfeiture rates, we periodically conduct an assessment of the actual number of instruments that have been forfeited to date as well as those expected to be forfeited in the future. We consider many factors when estimating expected forfeitures, including the type of award, the employee class and historical experience. The estimation of stock awards that will ultimately be forfeited requires significant judgment and to the extent that actual results or updated estimates differ from our current estimates, such amounts will be recorded as a cumulative adjustment in the period such estimates are revised. For additional information about the changes in estimated forfeiture rates, see Note 12, Stock-Based Awards and Other Equity Instruments.
          The following table presents the effect on net income if the fair value based method was applied to the outstanding and unvested awards for the year ended December 31, 2003. For the years ended December 31, 2005 and 2004, the stock-based compensation expense included in net income equaled the stock-based compensation expense determined under the fair value based method for all awards.

December 31, 2003
(In thousands)
Net income	$111,407
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	55,563
Deduct: Total stock-based compensation expense determined under fair value based method for all awards, net of related tax effects	(74,636)

Pro forma net income	$92,334

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
     Earnings Per Share
          We compute basic earnings per share, in accordance with SFAS No. 128, “Earnings per Share,” (“SFAS 128”), by taking net income available to common shareholders divided by the weighted average number of common and Class B common shares outstanding during the period excluding restricted stock and stock held in escrow. Diluted earnings per share include the potential dilution that could occur from stock-based awards and other stock-based commitments using the treasury stock or the as if converted methods, as applicable. For additional information on how we compute earnings per share, see Note 15, Earnings Per Share.
     Fair Value of Financial Instruments
          The carrying amounts of cash and cash equivalents and restricted cash and cash equivalents reported on our consolidated balance sheets approximate fair value as we maintain them with various high-quality financial institutions or in short-term duration high-quality debt securities. The accounts and notes receivable are short-term in nature and are generally settled shortly after the sale. The carrying amounts for the short-term borrowings and all other financial instruments approximate their fair value. We maintain the carrying amounts of the derivative liabilities created in the Spin-Off at fair value, which is based upon appropriate valuation methodologies.
     Certain Risks and Concentrations
          Our business is subject to certain risks and concentrations including dependence on relationships with travel suppliers, primarily airlines and hotels, dependence on third party technology providers, exposure to risks associated with online commerce security and credit card fraud. We are highly dependent on our relationships with six major airlines in the United States. We also depend on global distribution system partners and third party service providers for certain fulfillment services.
          Financial instruments, which potentially subject us to concentration of credit risk, consist primarily of cash and cash equivalents. We maintain some cash and cash equivalents balances with financial institutions that are in excess of Federal Deposit Insurance Corporation insurance limits.
     Contingent Liabilities
          We have a number of regulatory and legal matters outstanding, as discussed further in Note 16, Commitments and Contingencies. We provide for contingent liabilities in accordance with SFAS No. 5 “Accounting for Contingencies,” (“SFAS 5”). In accordance with SFAS 5 a loss contingency is charged to income when (i) it is probable that an asset has been impaired or a liability has been incurred at the date of the consolidated financials statements and (ii) the amount of the loss can be reasonably estimated. Disclosure in the notes to the financial statements is required for loss contingencies that do not meet both these conditions if there is a reasonable possibility that a loss may have been incurred. We do not record gain contingencies until realized. We expense all related legal costs as incurred. Periodically, we review the status of each significant matter to assess the potential financial exposure. If a potential loss is considered probable and the amount can be reasonably estimated as defined by SFAS 5, we record the estimated loss in our consolidated statements of income. Significant judgment is required to determine the probability that a liability has been incurred and whether such liability is reasonably estimable. We base accruals made on the best information available at the time and are highly subjective. The final outcome of these matters could vary significantly from the amounts included in the accompanying consolidated financial statements.
NOTE 3 — Reclassifications
          We reclassified certain amounts relating to our prior periods’ results to conform with our current year presentation. The significant reclassifications were as follows:
          Consolidated Statements of Income. During 2005, we aligned our financial statement classification across the Company. As a result, we reclassified certain amounts in 2004 and 2003 to conform to the current year presentation as follows:

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
•	Agency Commission Expense — We reclassified agency commission expense from cost of revenue to selling and marketing for all periods presented.

•	Personnel Expense — We reclassified certain personnel expense from general and administrative to selling and marketing, technology and content, and cost of revenue.

•	Depreciation Expense — We allocated depreciation to selling and marketing, general and administrative, and technology and content to report the depreciation associated with each of these operating activities.

•	Technology and Content Expense — We are now reporting technology and content as a separate item on our consolidated statements of income.
          The following table present a summary of the amounts as reported and as reclassified in our consolidated statements of income for the years ended December 31, 2004 and 2003.

	December 31, 2004		December 31, 2003
	As	As	As	As
	Reported	Reclassified	Reported	Reclassified
	(In thousands)
Revenue	$1,843,013	$1,843,013	$2,339,813	$2,339,813
Cost of revenue	412,701	390,318	1,199,414	1,233,743

Gross profit	1,430,312	1,452,695	1,140,399	1,106,070
Operating expenses:
Selling and marketing	608,618	653,018	416,492	463,684
General and administrative	236,439	160,965	227,315	113,633
Technology and content	—	85,020	—	59,743
Amortization of intangibles	125,091	125,091	76,073	76,073
Stock-based compensation	171,400	171,400	95,781	95,781
Amortization of non-cash distribution and marketing	16,728	16,728	41,974	41,974
Depreciation	31,563	—	27,582	—
Merger costs	—	—	11,664	11,664

Operating income	$240,473	$240,473	$243,518	$243,518

          Consolidated Balance Sheets. We reclassified $13.3 million from cash and cash equivalents to restricted cash and cash equivalents as of December 31, 2004.
          Consolidated Statements of Cash Flows. In our consolidated statements of cash flows, we reclassified the following items:
•	Transfers to IAC — We reclassified $1.3 billion and $548.4 million of transfers to IAC from financing activities to investing activities for the years ended December 31, 2004 and 2003. We previously reported these transfers to IAC with contribution from (distribution to) IAC, net in financing activities of the consolidated statements of cash flows.

•	Restricted Cash and Cash Equivalents — We reclassified $13.3 million, $11.0 million and $10.4 million as of December 31, 2004, 2003 and 2002, of restricted cash and cash equivalents from cash and cash equivalents to changes in restricted cash and cash equivalents in financing activities in the consolidated statements of cash flows.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
NOTE 4 — New Accounting Pronouncements
     Stock-Based Compensation
          In December 2004, the FASB issued SFAS No. 123(R) “Share-Based Payment” (“SFAS 123(R)”), and related guidance, which are revisions of SFAS 123. Generally, the approach in SFAS 123(R) is similar to the approach described in SFAS 123; however, SFAS 123(R) requires that companies record all share-based payments to employees, including grants of employee stock options, in the statement of income based on their fair values. SFAS 123(R) also requires the benefits of tax deductions in excess of recorded compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. We expect to continue using the Black-Scholes option valuation model upon the required adoption of SFAS 123(R) on January 1, 2006.
          In March 2005, the Securities and Exchange Commission issued SAB 107, which provides additional guidance related to the implementation of SFAS 123(R), including guidance regarding valuation methods and related assumptions, and classification of compensation expense and income tax effects of share-based payment arrangements.
          We adopted SFAS 123(R) and related guidance on January 1, 2006, and we do not expect it to have a material effect on our results of operations or financial position.
     Accounting Changes and Error Corrections
          In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections,” (“SFAS 154”), which changes the requirements for the accounting for and reporting of a change in accounting principle. SFAS 154 will require companies to account for and apply changes in accounting principles retrospectively to prior periods’ financial statements, instead of recording a cumulative effect adjustment within the period of the change, unless it is impracticable to determine the effects of the change to each period presented. SFAS 154 is effective for accounting changes and corrections made in fiscal years beginning after December 15, 2005. We adopted SFAS 154 on January 1, 2006, and we do not expect it to have a material impact on our financial position, results of operations or cash flows.
NOTE 5 — Business Acquisitions
          On August 9, 2005, we completed the Spin-Off of the Expedia Businesses, all of which had been acquired by IAC, either directly or through its subsidiaries. We have included these entities in our historical combined financial statements from the dates of their respective acquisitions. We discuss the significant business acquisitions below.

	eLong	TripAdvisor	Eqencia	Hotwire.com	Expedia.com		Hotels.com
	(In millions)
Fair value of net tangible assets acquired	$79.0	$21.4	$3.8	$12.4	$—	(A)	$—	(A)
Intangible assets:
Supplier relationships	3.5	—	1.3	28.5	67.3		63.4
Customer relationships	3.0	2.5	13.4	1.3	7.5		0.3
Affiliate agreements	—	—	—	—	114.1		—
Technology	—	—	—	—	78.8		—
Other	1.4	22.1	2.9	7.0	—		40.2
Tradename and trademarks	14.5	30.3	0.5	90.0	531.3		115.7
Goodwill	77.9	163.0	42.1	533.0	2,737.0		683.3
Net proceeds from warrant exercise	53.7	—	—	—	—		—
Deferred tax assets (liabilities)	(7.4)	(20.0)	1.7	(5.5)	(293.3)		(80.6)
Minority interest	(55.0)	—	—	—	326.7		357.0

Net Purchase Price	$170.6	$219.3	$65.7	$666.7	$3,569.4		$1,179.3

Weighted average life of intangible assets (in years)	3.9	2.9	8.1	4.1	5.0		6.5

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)

(A)	We acquired a majority ownership interest in these entities prior to 2003; as such there was no significant amount of step-up in basis of net tangible assets when we acquired the remaining shares of these companies in 2003.
          We generally obtain a third-party valuation of identifiable intangible assets acquired to support our allocation of the purchase price to these assets. We based the net purchase price for our acquisitions on historical as well as expected performance metrics, which include net income and cash flow. In certain situations, we agreed to a purchase price that resulted in a significant amount of goodwill for the following reasons: (1) the acquisitions’ market leading position and brand, (2) business model which complements the business models of our other brands, and (3) growth opportunities in the markets in which they operate. As a result, we based the predominant portion of purchase price on the expected financial performance of the business acquisition, and not the net asset value on the books at the time of the acquisition. As a result, a significant amount of the purchase price was allocated to goodwill. Generally, none of the amounts allocated to goodwill or intangible assets are tax deductible.
     eLong
          In August 2004, we purchased a 30% ownership interest in eLong, a publicly-traded Cayman Island company, whose principal business is the operation of an internet-based travel business in the People’s Republic of China, for approximately $59.0 million in cash, which we accounted for under the equity method. eLong’s American Depositary Shares (“ADS”) trade on the NASDAQ under the symbol “LONG.” Each ADS is equivalent to two shares of eLong capital stock. Concurrent with this investment, eLong issued a warrant to allow us to acquire additional shares, with an exercise price of approximately $6.21 per share, or $108 million.
          In January 2005, we exercised the warrant that increased our ownership interest to 59% and total voting rights to approximately 96%. We accounted for the transaction under the purchase method and have consolidated the operating results of eLong since the date of the warrant exercise. The aggregate purchase price of $170.6 million included our initial investment, exercise of the warrant and related transaction costs. Of the consideration paid on the exercise of the warrant, we used approximately $54 million to purchase newly issued eLong common shares and approximately $54 million to purchase shares from existing eLong shareholders. Net cash inflow as a result of cash paid on the warrant exercise, less the equity infusion on the purchase of new common shares and acquisition of eLong’s existing cash balance of approximately $78 million, was approximately $19 million. As of December 31, 2005, our ownership interest in eLong was 57%.
     TripAdvisor
          In April 2004 and July 2005, we acquired 94.1% and an additional 1%, respectively, of TripAdvisor, a travel search engine and directory that enables consumers to research their travel and destination place through the internet. The aggregate purchase price for our acquisition in April 2004 was $219.3 million.
     Egencia
          In April 2004, we acquired 91.4% of the ownership of Egencia (renamed ECT-Europe), an online corporate travel agency in France, for an aggregate purchase price of $65.7 million.
     Hotwire.com
          In November 2003, we completed our acquisition of Hotwire.com, a discount travel website for $666.7 million in cash, plus the assumption of options to acquire approximately 0.5 million shares of IAC common stock, warrants to acquire approximately 0.1 million shares of IAC common stock and 0.3 million restricted stock units.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
     Expedia.com
          In August 2003, we completed our acquisition of all the outstanding shares of Expedia.com. Prior to the acquisition, we owned approximately 59% of Expedia.com. The purchase price, after deducting the fair value of unvested options and warrants to purchase IAC common stock, was $3.6 billion.
     Hotels.com
          In June 2003, we completed our acquisition of all the outstanding shares of Hotels.com. Prior to the acquisition, we owned approximately 67% of Hotels.com. The purchase price, after deducting the fair value of unvested options and warrants to purchase IAC common stock, was $1.2 billion.
NOTE 6 — Property and Equipment, Net
          Our property and equipment consists of the following:

	December 31,
	2005	2004
	(In thousands)
Computer equipment	$60,648	$47,893
Capitalized software development	133,256	90,347
Leasehold improvements	20,711	18,327
Furniture and other equipment	29,394	24,180
Land	—	8

	244,009	180,755
Less: accumulated depreciation	(162,865)	(106,256)
Projects in progress	9,840	6,927

Property and equipment, net	$90,984	$81,426

          As of December 31, 2005 and 2004, our recorded capitalized software development costs, net of accumulated amortization, of $49.5 million and $38.7 million. For the years ended December 31, 2005, 2004 and 2003, we recorded amortization of capitalized software development costs of $38.6 million, $24.0 million and $12.9 million.
NOTE 7 — Long-Term Investment and Other Assets
     Write-off of Long-Term Investment
          In 2005, we received information regarding the deteriorating financial condition of our long-term investment in a leisure travel company and we determined that it was not likely we would recover any of our investment because the decline in its value was determined to be other-than-temporary. As a result, we recorded a loss related to this impairment of $23.4 million, which consisted of $22.5 million of preferred stock and $0.9 million of stock warrants.
     Equity Investment in Unconsolidated Affiliates
          The following is a list of investments that we record using the equity method, the principal market in which the venture operates, and the relevant ownership percentage:

	December 31,
	2005	2004	2003
L’Agence Voyages-SNCF.com (France)	49.9%	49.9%	47.0%
eLong, Inc. (People’s Republic of China)	—	30.0%	—

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
          L’Agence Voyages-SNCF.com. We made an investment in travel and travel-related businesses abroad through a joint venture with Société Nationale des Chemins de Fer Français (“SNCF”), the state-owned railway group in France, which operates www.voyages-sncf.com, an online site for e-tourism in France. SNCF owns 50.1% and we own 49.9% of the joint venture as of December 31, 2005.
          eLong. In August 2004, we purchased a 30% ownership interest in eLong, a publicly-traded Cayman Island company, whose principal business is the operation of an internet-based travel business in the People’s Republic of China, for approximately $59.0 million in cash, which we accounted for under the equity method. Concurrent with this investment, eLong issued a warrant to allow us to acquire additional shares, with an exercise price of approximately $6.21 per share, or $108 million.
          In October 2004, eLong completed an initial public offering (“IPO”) of its shares. As a result of the IPO, our warrant became subject to the mark-to-market provisions of SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities.” As such, we recorded an unrealized gain of $27.2 million, net of deferred taxes of $16.4 million, related to the warrant in other comprehensive income in 2004. We reversed the unrealized gain in January 2005 upon exercise of our warrant.
          For additional information about our acquisition of eLong, see Note 5, Business Acquisitions.
NOTE 8 — Goodwill and Intangible Assets
          The following table presents our goodwill and intangible assets as of December 31, 2005 and 2004.

	December 31,
	2005	2004
	(In thousands)
Goodwill	$5,859,730	$5,790,111
Intangible assets with indefinite lives	912,972	895,446
Intangible assets with definite lives, net	263,531	383,915

	$7,036,233	$7,069,472

          Our indefinite lived intangible assets relate principally to trade names and trademarks acquired in various acquisitions. As of October 1, 2005, 2004 and 2003, we performed our annual impairment assessment for goodwill and intangible assets. We do not have any goodwill or intangible assets that we consider impaired.
          The following table presents the changes in goodwill:

	2005	2004
	(In thousands)
Beginning Balance as of January 1,	$5,790,111	$5,650,322
Additions	140,482	345,373
Deductions	(50,777)	(218,840)
Foreign exchange translation	(20,086)	13,256

Ending Balance as of December 31,	$5,859,730	$5,790,111

          In 2005, the additions to goodwill relate to new acquisitions, primarily eLong, as well as adjustments to the carrying value of goodwill based upon the finalization of the valuation of intangible assets and their related deferred tax impacts, and the deductions from goodwill relate to the income tax benefit realized pursuant to the exercise of stock options assumed in business acquisitions that were vested at the transaction date and are treated as a reduction in purchase price when the deductions are realized.
          In 2004, the additions to goodwill principally relate to (1) acquisitions, primarily TripAdvisor and Egencia, and (2) adjustments to the carrying value of goodwill based upon the finalization of the valuation of intangible assets and their related deferred tax impacts. In 2004, the deductions from goodwill principally relate to (1) the income tax benefit realized pursuant to the exercise of stock options assumed in business acquisitions that were vested at the transaction date and are treated as a reduction in purchase price when the deductions are realized; (2) adjustments to the carrying value of goodwill based upon the finalization of the valuation of intangible assets and their related deferred tax impacts; and (3) the elimination of valuation allowances recorded against purchased net operating losses.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
          The following table presents the components of our intangible assets with definite lives as of December 31, 2005 and 2004.

	December 31, 2005				December 31, 2004
				Weighted				Weighted
				Average				Average
		Accumulated		Life		Accumulated		Life
	Cost	Amortization	Net	(Years)	Cost	Amortization	Net	(Years)
	(In thousands)				(In thousands)
Distribution agreements	$177,426	$(105,502)	$71,924	5.5	$176,722	$(78,362)	$98,360	5.5
Supplier relationship	211,670	(150,324)	61,346	4.2	208,776	(104,985)	103,791	3.6
Technology	187,540	(119,013)	68,527	4.6	187,753	(81,055)	106,698	4.7
Customer lists	25,163	(17,266)	7,897	4.7	21,662	(12,419)	9,243	4.7
Affiliate agreements	33,049	(8,289)	24,760	10.0	33,049	(4,984)	28,065	10.0
Domain names	10,871	(1,920)	8,951	9.7	10,865	(31)	10,834	9.7
Other	47,364	(27,238)	20,126	6.4	50,007	(23,083)	26,924	6.6

Total	$693,083	$(429,552)	$263,531	5.2	$688,834	$(304,919)	$383,915	5.0

          Amortization expense was $126.1 million, $125.1 million and $76.1 million for the years ended December 31, 2005, 2004 and 2003. The estimated future amortization expense related to intangible assets with definite lives as of December 31, 2005, assuming no subsequent impairment of the underlying assets, is as follows:

Amortization
of Intangible
Assets
(In thousands)
2006	$110,131
2007	70,724
2008	48,501
2009	10,894
2010	6,492
2011 and thereafter	16,789

Total	$263,531

NOTE 9 — Short-term Borrowings
          In July 2005, we entered into a $1.0 billion five-year unsecured revolving credit facility with a group of lenders, which was effective as of the Spin-Off. Certain Expedia subsidiaries have unconditionally guaranteed Expedia, Inc.’s obligation under this facility. The facility bears interest based on our financial leverage, which as of December 31, 2005, was equal to LIBOR plus 0.50%. The facility also contains financial covenants consisting of a leverage ratio and a minimum net worth requirement. As of December 31, 2005, we were in compliance with all financial covenants.
          The amount of stand-by letters of credit issued under the facility reduces the amount available to us under the facility. As of December 31, 2005, there were $53.2 million of outstanding stand-by letters of credit issued under the facility. We capitalized $3.5 million in financing costs related to the facility, and we will amortize these costs to interest expense over the facility’s five-year life. The annual fee to maintain the facility is 0.1% on the unused portion of the facility, or approximately $1.0 million if all of the facility is unused.
          As of December 31, 2005, we had $230.8 million of outstanding short-term borrowings, of which $230.0 million was borrowing under the revolving credit facility. As of March 24, 2006, we fully repaid the revolving credit facility.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
NOTE 10 — Derivative Instruments
     The fair values of the derivative financial instruments generally represent the estimated amounts we would expect to receive or pay upon termination of the contracts as of the reporting date. Components of our derivative liabilities balance are as follows:

	December 31,
	2005	2004
	(In thousands)
Ask Jeeves Notes	$104,800	$—
Cross-currency swaps	927	12,812
Stock warrants	100	—

	$105,827	$12,812

Ask Jeeves Notes
     As a result of the Spin-Off, when holders of IAC’s Ask Jeeves Notes convert their notes, they will receive shares of both IAC and Expedia common stock, Under the terms of the Spin-Off, we are obligated to issue shares of our common stock to IAC for delivery to the holders of the Ask Jeeves Notes, or receive cash in equal value, in lieu of issuing such shares, at our option. This obligation represents a derivative liability in our consolidated balance sheet because it is not indexed solely to shares of our common stock. We record the fair value of this derivative obligation on our consolidated balance sheets with any changes in fair value recorded in our consolidated statements of income. The estimated fair value of this liability fluctuates based on changes in the price of our common stock. As of August 9, 2005, we estimated that we could be required to issue up to 4.3 million shares of our common stock (or pay cash in equal value, in lieu of issuing such shares, at our option), with a value of $99.7 million, upon conversion of these notes.
     In 2005, we recorded in other income an unrealized loss of $6.0 million related to the derivative liability on the outstanding Ask Jeeves Notes, and a realized loss of $0.1 million related to Ask Jeeves Notes that were converted. In December 2005, certain of these notes were converted for $0.9 million of cash. Our estimated liability was $104.8 million as of December 31, 2005. In January 2006, certain of these notes were converted for approximately 2.6 million shares at a value of approximately $68.2 million. The Ask Jeeves Notes are due June 1, 2008; upon maturity of these notes, our obligation ceases.
Cross-Currency Swaps
     We enter into cross-currency swaps to hedge against the change in value of assets denominated in a currency other than our subsidiary’s functional currency.
     In November 2003, we entered into a swap with a notional amount of Euro 39.0 million that matures in October 2013. Under the terms of this swap, we pay Euro at a rate of the three-month EURIBOR plus 0.50% on Euro 39.0 million and we receive 4.90% interest on $46.4 million in U.S. dollars.
     In April 2004, we entered into a swap with a notional amount of Euro 38.2 million that matures in April 2014. Under the terms of this swap, we pay Euro at a rate of the six-month EURIBOR plus 0.90% on Euro 38.2 million and we receive 5.47% interest on $45.9 million in U.S. dollars.
     Upon maturity, these cross-currency swap agreements call for the exchange of notional amounts. We have designated these derivative contracts as cash flow hedges for accounting purposes. We record foreign exchange re-measurement gains and losses related to these contracts and assets, which are offsetting, in each period in other income (expense) in our consolidated statements of income.
     Because these derivatives are perfectly effective, we record the net gain and loss in other comprehensive income and will reclassify the gains and losses into other income or expense when we extinguish the hedged items. There was no ineffectiveness related to these cash flow hedges for the years ended December 31, 2005, 2004 and 2003.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
     In addition, as of December 31, 2005, we had $5.1 million of cash held by counterparties as collateral for our cross-currency swaps.
Stock Warrants
     In connection with prior transactions, IAC assumed a number of stock warrants that were adjusted to become exercisable into IAC common stock and subsequent to the Spin-Off, also in our common stock. As of December 31, 2005, there are approximately 43,800 of these stock warrants outstanding with expiration dates through May 2010. In addition, IAC is potentially obligated to issue an additional 509,500 stock warrants to its vendor upon the vendor meeting certain performance targets. Each stock warrant represents the right to receive the number of shares of IAC common stock and Expedia common stock that the stock warrant holder would have received had the holder exercised the stock warrant immediately prior to the Spin-Off. Under the terms of the Spin-Off between IAC and Expedia, we assumed the obligation to deliver our common stock to the stock warrant holders upon exercise and will receive a portion of the proceeds from exercise. This obligation represents a derivative instrument that we record at fair value on our consolidated balance sheets with any changes in value recorded in our consolidated statements of income. The estimated fair value of this liability fluctuates based on changes in the price of our common stock.
NOTE 11 — Employee Benefit Plans
     Our U.S. employees are generally eligible to participate in a retirement and savings plan that qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to 16% of their pretax salary, but not more than statutory limits. We contribute fifty cents for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant’s earnings. Our contribution vests with the employee after the employee completes two years of service. Participating employees have the option to invest in our common stock, but there is no requirement for participating employees to invest their contribution or our matching contribution in our common stock. Our matching contribution was $6.0 million, $4.1 million and $2.1 million for the years ended December 31, 2005, 2004 and 2003.
     In connection with the Spin-Off, we established a Voluntary Employees’ Beneficiary Association trust (“VEBA trust”) to fund costs associated with self-insuring medical, dental and vision benefits that we provide to our employees. The VEBA trust is a separate legal entity that is administered by a third-party. Our contributions to the VEBA trust represent the employees’ and employer’s cost, which is based on actuarial estimates that are calculated by an outside consulting firm on a quarterly basis. As of December 31, 2005, the VEBA trust was appropriately funded.
NOTE 12 — Stock-Based Awards and Other Equity Instruments
     As described below in “Modification of Stock-Based Compensation Awards,” certain stock options, restricted stock, RSUs and other equity based awards granted to our employees, officers, directors and consultants by IAC prior to the Spin-Off were converted into awards based on our common stock in connection with the Spin-Off. We generally recognize compensation expense for these awards to the extent that they are unvested in accordance with SFAS 123. For the period from January 1, 2005 to August 8, 2005, and for the years ended December 31, 2004 and 2003, IAC allocated to us stock-based compensation expense that was attributable to our employees.
     In connection with the Spin-Off, our Board of Directors approved our 2005 Stock and Annual Incentive Plan. Under this plan we can grant restricted stock, restricted stock awards (“RSA”), RSUs, stock options, and other stock-based awards to officers, employees and consultants.
     RSUs, which are awards in the form of phantom shares or units that are denominated in a hypothetical equivalent number of shares of our common stock, are our primary form of stock-based award. At the time of grant, we determine if we will settle the RSUs in cash, stock or both. We record RSUs that will settle in cash as a liability and we remeasure them to fair value at the end of each reporting period. Our RSUs generally vest over five years, but may accelerate in certain circumstances, including changes in control.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
     While we do not generally compensate our employees with stock options, when we do make such grants, they are granted at an exercise price not less than the fair market value of the stock on the grant date. The terms and conditions upon which the stock options become exercisable vary.
     We have stock warrants outstanding, certain of which trade on the NASDAQ under the symbols “EXPEW” and “EXPEZ.” These stock warrants have expiration dates through February 2012. Almost all of these stock warrants are vested. Each stock warrant is exercisable for a certain number of shares of our common stock or a fraction thereof.
     As of December 31, 2005, we had approximately 11.5 million shares of common stock reserved for new stock-based awards under the 2005 Stock and Annual Incentive Plan.
     As of December 31, 2005, we had 5.6 million RSUs and 0.2 million RSAs outstanding. The following table presents a summary of these awards from August 9, 2005, through December 31, 2005:

RSU and RSA
(In thousands)
Beginning Balance as of August 9, 2005	—
Granted at Spin-Off, based on conversion of IAC awards	5,848
Granted	497
Vested and released	(144)
Cancelled	(436)

Ending Balance as of December 31, 2005	5,765

     The following table presents a summary of our stock warrants (equivalent shares) from August 9, 2005 through December 31, 2005:

					Outstanding
	Weighted				Warrants at
	Average	Warrants at			December 31,
Expiration Date	Exercise Price	Spin-Off	Exercised	Cancelled	2005
	(In thousands, except per warrant data)
February 2012	$25.56	16,094	—	—	16,094
February 2009	$31.22	7,295	—	—	7,295
February 2009	$11.93	11,099	—	(3)	11,096
November 2009 to May 2010	$13.25	320	(156)	—	164

		34,808	(156)	(3)	34,649

     The following table presents a summary of our stock option transactions from August 9, 2005 through December 31, 2005:

			Weighted
			Average
	Options	Price Range	Exercise Price
	(In thousands, except per share data)
Beginning Balance as of August 9, 2005	—
Granted at Spin-Off, based on conversions from IAC options	41,097	$0.01 - $96.89	$12.87
Exercised	(12,540)	$0.01 - $21.84	$5.79
Cancelled	(851)	$0.50 - $37.45	$24.62

Ending Balance as of December 31, 2005	27,706

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
     The following table presents a summary of our stock options outstanding and exercisable at December 31, 2005:

	Options Outstanding			Options Exercisable
		Weighted-			Weighted-
		Average	Remaining		Average
		Price Per	Contractual		Exercise
Range of Exercise Prices	Shares	Share	Life (Years)	Shares	Price
	(In thousands)			(In thousands)
$0.01 - $ 5.00	1,942	$2.95	3.2	1,940	$2.95
$5.01 - $ 8.00	499	$6.26	2.2	431	$6.22
$8.01 - $12.00	11,999	$8.88	2.1	11,184	$8.80
$12.01 - $18.00	3,470	$14.57	6.2	2,393	$14.64
$18.01 - $25.00	4,497	$21.47	4.6	4,366	$21.49
$25.01 - $35.00	3,198	$28.28	8.7	694	$27.24
$35.01 - $45.00	2,038	$38.11	7.7	608	$37.63
$45.01 - $55.00	10	$54.58	4.1	10	$54.58
$55.01 - $65.00	5	$58.30	4.0	5	$58.30
$65.01 - $97.00	48	$79.39	3.9	48	$79.39

$0.01 - $97.00	27,706	$15.71	4.3	21,679	$13.01

Evaluation of Estimated Equity Award Forfeitures
     In 2005, we changed the estimated forfeiture rates we use in the determination of our stock-based compensation expense; this change was a result of an assessment that included an analysis of the actual number of equity awards that had been forfeited to date compared to prior estimates and an evaluation of future estimated forfeitures. We periodically evaluate our forfeiture rates and update the rates we use in the determination of our stock-based compensation expense. We recorded a cumulative benefit from the change in estimate of approximately $43.4 million, which reduced non-cash compensation expense in the consolidated statements of income for the year ended December 31, 2005.
Modification of Stock-Based Awards
     In connection with the Spin-Off, all existing IAC stock-based awards, which included RSUs, stock options and warrants, were converted as follows:
•	each vested stock option to purchase shares of IAC common stock converted into an option to purchase shares of IAC common stock and an option to purchase shares of Expedia common stock,

•	each unvested stock option to purchase shares of IAC common stock converted into a stock option to purchase shares of common stock of the applicable company for which the employee worked following the Spin-Off,

•	all RSUs converted into RSUs of the applicable company for which the employee worked following the Spin-Off, and

•	each vested and unvested warrant converted into a warrant to purchase shares of IAC common stock and a warrant to purchase shares of Expedia common stock.
     The adjustments to the number of shares subject to each option and the option exercise prices were based on the relative market capitalization of IAC and Expedia following the Spin-Off. These modifications resulted in a one-time expense of $5.4 million due to the increase in the estimated fair value of vested stock options. Expenses related to incremental value due to modification of warrants, RSUs and unvested stock options were not material.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
NOTE 13 — Income Taxes
     The following table presents a summary of our U.S. and foreign earnings (losses) before income taxes and minority interest.

	Year Ended December 31,
	2005	2004	2003
		(In thousands)
U.S.	$424,733	$278,352	$252,358
Foreign	(10,862)	(8,809)	3,140

Total	$413,871	$269,543	$255,498

     The following table presents a summary of our income tax expense components.

	Year Ended December 31,
	2005	2004	2003
		(In thousands)
Current income tax expense:
Federal	$108,180	$95,668	$88,656
State	9,190	11,347	7,072
Foreign	409	4,651	700

Current income tax expense	117,779	111,666	96,428
Deferred income tax (benefit) expense:
Federal	69,238	1,810	263
State	(2,654)	(4,251)	20
Foreign	1,614	(2,854)	491

Deferred income tax (benefit) expense	68,198	(5,295)	774
Income tax expense	$185,977	$106,371	$97,202

     For all periods presented, we have computed current and deferred tax expense using our stand-alone effective tax rate. As of December 31, 2005, our current income tax payable represents amounts that we will pay to the Internal Revenue Service and other tax authorities based on our taxable income after the Spin-Off.
     For the period January 1, 2005 through the Spin-Off date, we were a member of the IAC consolidated tax group. Accordingly, IAC will file a federal income tax return and certain state income tax returns on a combined basis with us for that period. IAC will pay the entire combined income tax liability related to these filings. As such, our estimated income tax liability for this period was transferred to IAC upon Spin-Off and is not included in income taxes payable at December 31, 2005. Under the terms of the Tax Sharing Agreement, IAC can make certain elections in preparation of these tax returns, which may change the amount of income taxes we owe for the period after the Spin-Off. We intend to record such changes as adjustments to stockholders’ equity in accordance with Emerging Issues Task Force No. 94-10, “Accounting by a Company for the Income Tax Effects of Transactions Among or With its Shareholders under FASB Statement 109” (“EITF 94-10”).
     We reduced our current income tax payable by $50.6 million, $120.8 million and $106.2 million for the years ended December 31, 2005, 2004 and 2003, for tax deductions attributable to stock-based compensation. For 2005, we recorded $25.3 million of the related income tax benefits of this stock-based compensation as a reduction of goodwill.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
     The tax effect of cumulative temporary differences and net operating losses that give rise to our deferred tax assets and deferred tax liabilities as of December 31, 2005 and 2004 are as follows:

	December 31,
	2005	2004
	(In thousands)
Deferred tax assets:
Provision for accrued expenses	$14,500	$16,462
Deferred revenue	2,766	2,526
Net operating loss and tax credit carryforwards	46,017	124,685
Capitalized R&D expenditures	21,941	25,736
Stock-based compensation	41,599	50,124
Investment impairment	8,527	—
Other	8,867	5,426

Total deferred tax assets	144,217	224,959
Less valuation allowance	(25,506)	(11,374)

Net deferred tax assets	$118,711	$213,585

Deferred tax liabilities:
Prepaid merchant bookings and prepaid expenses	$(30,448)	$(27,284)
Intangible assets	(436,466)	(463,078)
Investment in subsidiaries	(12,426)	(13,853)
Unrealized gains	—	(15,318)
Property, plant and equipment	(9,967)	(13,114)
Other	(1,461)	(5,938)

Total deferred tax liabilities	$(490,768)	$(538,585)

Net deferred tax liability	$(372,057)	$(325,000)

     At December 31, 2005, we had federal, state and foreign net operating loss carryforwards (“NOLs”) of approximately $44.7 million, $83.4 million and $49.7 million. If not utilized, the federal NOLs will expire at various times between 2018 and 2023; the state NOLs will expire at various times between 2007 and 2024; and the foreign NOLs can be carried forward indefinitely. Changes in ownership, as defined by Sections 382 and 1502 of the Internal Revenue Code, as amended, may limit the amount of federal and state net operating loss carryforwards utilized in any one year.
     At December 31, 2005, we had federal research credit carryforwards of approximately $5.4 million and foreign research credit carryforwards of approximately $1.2 million. Unused federal research credit carryforwards will expire at various times between 2020 and 2024 and $0.6 million of the foreign research credit will expire in 2014, if unused, while the remainder can be carried forward indefinitely.
     At December 31, 2005, we had a valuation allowance of approximately $25.5 million related to the portion of tax operating loss carryforwards and other items for which it is more likely than not that the tax benefit will not be realized. This amount represented an increase of approximately $14.1 million over the amount recorded as of December 31, 2004 and was primarily attributable to an investment impairment and foreign operating losses. The tax benefit for approximately $4.6 million of the valuation allowance recorded at December 31, 2005 will be recorded as a reduction of goodwill if recognized in future years.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
     A reconciliation of total income tax expense to the amounts computed by applying the statutory federal income tax rate to earnings from continuing operations before income taxes and minority interest is as follows:

	Year Ended December 31,
	2005	2004	2003
		(In thousands)
Income tax expense at the federal statutory rate of 35%	$144,855	$94,340	$89,424
State income taxes, net of effect of federal tax benefit	8,302	4,746	4,646
Non-deductible stock compensation	15,030	—	—
Unrealized loss on derivative	2,115	—	—
Change in valuation allowance	9,681	2,474	—
Other, net	5,994	4,811	3,132

Income tax expense	$185,977	$106,371	$97,202

     By virtue of the previously filed separate company and consolidated income tax returns filed with IAC, we are routinely under audit by federal, state, local and foreign authorities. These audits include questioning the timing and the amount of deductions and the allocation of income among various tax jurisdictions. Annual tax provisions include amounts considered sufficient to pay assessments that may result from the examination of prior year returns; however, the amount ultimately paid upon resolution of issues raised may differ from the amount provided. Differences between our contingent tax liabilities and the amounts actually owed are recorded in the period they become known. We believe our contingent tax liabilities are adequate in the event the tax positions are not ultimately upheld.
     In addition, we have a tax allocation agreement with the Microsoft Corporation as well as the Tax Sharing Agreement with IAC. For additional information about these agreements, see Note 17, Related Party Transactions.
NOTE 14 — Common Stock, Class B Common Stock and Preferred Stock
Common Stock and Class B Common Stock
     Our authorized common stock consists of 1.6 billion shares of common stock with par value of $0.001 per share, and 400 million shares of Class B common stock with par value of $0.001 per share. Both classes of common stock qualify for and would share equally in dividends, if declared by our board of directors, and generally vote together on all matters. Common stock carries one vote per share and Class B common stock carries 10 votes per share. Holders of common stock, voting as a single, separate class are entitled to elect 25% of the total number of directors. Class B common stockholders may, at any time, convert their shares into common stock, on a one for one share basis. Upon conversion, the Class B common stock is retired and is not available for reissue. In the event of liquidation, dissolution, distribution of assets or winding-up of Expedia, Inc., the holders of both classes of common stock have equal rights to receive all the assets of Expedia, Inc. after the rights of the holders of the preferred stock have been satisfied.
Preferred Stock
     Our preferred stock has a face value of $22.23 per share; each share is entitled to an annual dividend of 1.99%. Each preferred stockholder is entitled to two votes per share. Preferred stockholders may, at certain times through 2017, elect to have their shares redeemed or elect to convert their shares into common stock based upon formulas described in the related Certificate of Designations of Series A Cumulative Convertible Preferred Stock of Expedia, Inc. Beginning February 4, 2012, we may redeem the preferred stock for cash or common stock. On February 4, 2022, all outstanding shares of preferred stock automatically convert into common stock.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
NOTE 15 — Earnings Per Share
Basic Earnings Per Share
     For the year ended December 31, 2005, we computed basic earnings per share using the number of shares of common stock and Class B common stock outstanding immediately following the Spin-Off, as if such shares were outstanding for the entire period prior to the Spin-Off, plus the weighted average of such shares outstanding following the Spin-Off.
     For the years ended December 31, 2004 and 2003, we computed basic earnings per share using the number of shares of common stock and Class B common stock outstanding immediately following the Spin-Off, as if such shares were outstanding for the entire period.
Diluted Earnings Per Share
     For the year ended December 31, 2005, we computed diluted earnings per share using (i) the number of shares of common stock and Class B common stock used in the basic earnings per share calculation as indicated above (ii) if dilutive, the incremental common stock that we would issue upon the assumed exercise of stock options and stock warrants and the vesting of restricted stock units using the treasury stock method, and (iii) the shares we are contractually obligated to issue associated with the Ask Jeeves Notes, if converted, and other stock-based commitments.
     For the years ended December 31, 2004 and 2003, we computed diluted earnings per share using (i) the number of shares of common stock and Class B common stock used in the basic earnings per share calculation as indicated above, and (ii) if dilutive, the incremental common stock that we would issue upon exercise of potentially dilutive stock-based commitments if the terms of the agreement under which the commitments were issued obligate us to issue the instrument as of the Spin-Off. Some of the stock warrant agreements meet this requirement, but options to purchase common stock and other potentially dilutive items do not. Warrants meeting this requirement were included in our diluted earnings per share calculation for the year ended December 31, 2004 and 2003, based on the number of days they were outstanding at Spin-Off. We treated all other securities as if they were granted as of the Spin-Off.
     The following table presents our basic and diluted earnings per share:

	Year Ended December 31,
	2005	2004	2003
	(In thousands, except per share data)
Net income	$228,730	$163,473	$111,407
Net earnings per share available to common stockholders:
Basic	$0.68	$0.49	$0.33
Diluted	$0.65	$0.48	$0.33
Weighted average number of shares outstanding:
Basic	336,819	335,540	335,540
Dilutive effect of:
Options to purchase common stock	5,568
Warrants to purchase common stock	5,007	5,009	5,009
Other potentially dilutive securities	2,136

Diluted	349,530	340,549	340,549

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
NOTE 16 — Commitments and Contingencies
Letters of Credit, Purchase Obligations and Guarantees
     We have commitments and obligations that include purchase obligations, guarantees and letters of credit (“LOC”), which could potentially require our payment in the event of demands by third parties or contingent events. The following table presents these commitments and obligations as of December 31, 2005.

		By Period
		Less Than	1 to	3 to	More Than
	Total	1 Year	3 Years	5 Years	5 Years
			(In thousands)
Purchase obligations	$8,595	$6,828	$1,767	$—	$—
Guarantees	78,542	—	78,542	—	—
Letters of credit	53,156	52,261	772	123	—

	$140,293	$59,089	$81,081	$123	$—

     We have purchase obligations primarily with three national telecommunications companies related to data transmission lines and telephones.
     We have guarantees primarily related to a specific country aviation authority for the potential non-delivery, by us, of packaged travel sold in that country. The authority also requires that a portion of the total amount of packaged travel sold be bonded.
     Our LOCs consist of standby LOCs, underwritten by a group of lenders, which we primarily issue to certain hotel properties to secure our payment for hotel room transactions. There were no claims made against any standby LOCs during the year ended December 31, 2005 and 2004.
Lease Commitments
     We have contractual obligations in the form of operating leases for office space and related office equipment; record the related expense on a monthly basis. Certain leases contain periodic rent escalation adjustments and renewal options. Operating lease obligations expire at various dates with the latest maturity in 2014. For the years ended December 31, 2005, 2004 and 2003, we recorded rental expense of $26.0 million, $23.6 million and $14.6 million related thereto.
     The following table presents our estimated future minimum rental payments under operating leases with noncancelable lease terms that expire after December 31, 2005:

Year Ending December 31,	(In thousands)
2006	$26,004
2007	24,083
2008	20,767
2009	16,676
2010	6,389
After	10,027

$103,946

Legal Proceedings
     In the ordinary course of business, we are a party to various lawsuits. In the opinion of management, none of these lawsuits should have a material impact on the liquidity, results of operations, or financial condition of Expedia. We also evaluate other potential contingent matters, including value-added tax, transient occupancy or accommodation tax and similar matters. We do not believe that the amount of liability that could be reasonably possible with respect to these matters would have a material adverse affect on our financial results.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
     Securities Related Class Action Litigations. While we are not a party to the securities litigation filed against IAC, under the terms of our Separation Agreement with IAC, we have generally agreed to bear a portion of the costs and liabilities, if any, associated with any securities law litigation relating to conduct prior to the Spin-Off of the businesses or entities that comprise Expedia following the Spin-Off. This case arises out of IAC’s August 4, 2004, announcement of its earnings for the second quarter of 2004.
     Litigation relating to the IAC/Hotels.com merger agreement announced April 10, 2003, is pending in Delaware. The principal claim in these actions is that the defendants breached their fiduciary duty to the plaintiffs by entering into or approving the merger agreement.
     Hotels.com is also a party to a securities class action and a shareholder derivative suit relating to Hotels.com’s guidance for the fourth quarter of 2002. The principal claim in these actions is that the defendants violated federal securities laws by making misstatements of material facts, failing to disclose material information, and trading in the company’s securities while in possession of material, non-public information. In 2004, the court dismissed virtually all of the plaintiffs’ claims with prejudice in the securities class action. In the shareholder derivative suit, on March 7, 2005, the district court issued orders staying the case until further notice and directing that the case be administratively closed pending a decision in the appeal of the action discussed above. The case remains administratively closed.
     Litigation Relating to Hotel Occupancy Taxes. Expedia and certain of its businesses are parties to consumer and municipality litigation involving hotel occupancy taxes.
     We believe that the claims in the litigation discussed above lack merit and will continue to defend vigorously against them.
Put and Call Option Agreements
     In connection with our acquisitions of TripAdvisor and Egencia, we have call and put option agreements in place to acquire the remaining shares held by the minority shareholders of each company. In March 2006, the minority holders of Egencia notified us of their intention to exercise their put right whereby they would sell their remaining minority ownership interest in exchange for approximately $6.4 million in cash. We expect the put exercise to be executed in April 2006. We estimate that the call option value for TripAdvisor is approximately $16.0 million as of December 31, 2005.
NOTE 17 — Related Party Transactions
Expenses Allocated from IAC
     Prior to Spin-Off, our operating expenses include allocations from IAC for accounting, treasury, legal, tax, corporate support, human resource functions and internal audit. Expenses allocated from IAC were $5.0 million for the period from January 1, 2005 to August 8, 2005, and $7.5 million and $2.0 million for the years ended December 31, 2004 and 2003. We recorded the expense allocation from IAC in general and administrative expense in our consolidated statements of income.
     Additional allocations from IAC prior to the Spin-Off related to stock-based compensation expense attributable to our employees. Stock-based compensation expense allocated from IAC was $56.5 million for the period from January 1, 2005 to August 8, 2005, and $171.4 million and $79.6 million for the years ended December 31, 2004 and 2003.
Interest Income from IAC
     The majority of the interest income recorded in our consolidated statements of income arose from intercompany receivable balances from IAC. The interest income from IAC ceased upon Spin-Off on August 9, 2005.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
Relationship Between IAC and Expedia, Inc. after the Spin-Off
     In connection with the Spin-Off, we entered into various agreements with IAC to provide for an orderly transition and to govern our ongoing relationships with IAC. These agreements include the following:
•	a Separation Agreement that sets forth the arrangements between IAC and Expedia with respect to the principal corporate transactions necessary to complete the Spin-Off, and a number of other principles governing the relationship between IAC and Expedia following the Spin-Off;

•	a Tax Sharing Agreement that governs the respective rights, responsibilities and obligations of IAC and Expedia after the Spin-Off with respect to tax liabilities and benefits, tax attributes, tax contests and other matters regarding income taxes, other taxes and related tax returns;

•	an Employee Matters Agreement that governs a wide range of compensation and benefit issues, including the allocation between IAC and Expedia of responsibility for the employment and benefit obligations and liabilities of each company’s current and former employees (and their dependents and beneficiaries); and

•	a Transition Services Agreement that governs the provision of transition services from IAC to Expedia.
Commercial Agreements
     We continue to work with some of the businesses that comprise IAC after the Spin-Off pursuant to a variety of commercial relationships. These commercial agreements generally include (i) distribution agreements, pursuant to which certain subsidiaries of IAC distribute their respective products and services via arrangements with Expedia, and vice versa, (ii) services agreements, pursuant to which certain subsidiaries of IAC provide Expedia with various services and vice versa and (iii) office space lease agreements. The distribution agreements typically involve the payment of fees, usually on a fixed amount-per-transaction, revenue share or commission basis, from the party seeking distribution of the product or service to the party that is providing the distribution. From August 8, 2005 to December 31, 2005, we received $0.8 million from IAC and paid $10.7 million to IAC. At December 31, 2005, amounts receivable from IAC totaled $0.6 million; amounts payable to IAC totaled $3.6 million. These amounts are included in accounts and notes receivable and accounts payable, trade, respectively.
Agreements with Microsoft Corporation
     We have various agreements with Microsoft Corporation (“Microsoft”), which is currently the beneficial owner of more than 5% of our outstanding common stock, including an agreement that maintains our presence as the provider of travel shopping services on MSN.com and several international MSN websites and, in 2004 and 2003, a data center services agreement. Total fees we paid with respect to these agreements were $20.0 million, $12.6 million and $20.5 million for the years ended December 31, 2005, 2004 and 2003. Amounts payable related to these agreements was $6.2 million and $3.4 million as of December 31, 2005 and 2004.
     Prior to November 1999, Microsoft owned 100% of our outstanding common stock. Concurrent with our separation from them, we entered into a number of agreements with them to facilitate the separation. Currently, we have a tax allocation agreement where we must pay Microsoft for a portion of the tax savings resulting from the exercise of certain stock options. We have recorded $36.3 million in other long-term liabilities on our consolidated balance sheets as of December 31, 2005 and 2004, related to this agreement. We will pay Microsoft under this agreement when we realize the tax savings on our tax return. As of December 31, 2005, we have not realized the tax savings related to the exercise of these stock options.
NOTE 18 — Segment Information
     We determine our operating segments based on how our chief operating decision makers manage our businesses, including making operating decisions and evaluating operating performance. We operate in several operating segments; however, there is only one reportable segment as the significant operating segments exhibit similar economic characteristics and meet the aggregation criteria pursuant to SFAS No. 131, “Disclosures about Segments

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
of an Enterprise and Related Information.” As such, we have aggregated them for reporting purposes. Each of the significant operating segments is a supplier of travel services whether by a merchant model or as an agency model.
     In conjunction with the reorganization of our business, which we began in 2005, our chief operating decision makers have been assessing our operations to determine how we will manage the business and report our financial results. We expect, beginning with the first quarter of 2006 financial statements, that we will report our results based primarily on geographic location.
     We maintain operations in the United States, Australia, Belgium, Canada, China, France, Germany, Italy, Japan, Mexico, the Netherlands, Spain and the United Kingdom and other international territories. The following table presents the revenue and long-lived assets by geographic area, the United States and all other countries, for the years ended December 31, 2005, 2004 and 2003.

	Year Ended December 31,
	2005	2004	2003
		(In thousands)
Revenue
United States	$1,661,996	$1,523,867	$1,988,113
All other countries	457,459	319,146	351,700

	$2,119,455	$1,843,013	$2,339,813

	As of December 31,
	2005	2004	2003
		(In thousands)
Long-lived assets
United States	$77,390	$70,965	$64,474
All other countries	13,594	10,461	11,144

	$90,984	$81,426	$75,618

NOTE 19 — Supplemental Cash Flow Information
     The following table presents certain cash payments.

	Year Ended December 31,
	2005	2004	2003
	(In thousands)
Cash paid during the periods
Interest	$251	$—	$269
Income tax payments	11,139	7,255	4,452
Income tax refund	(755)	(9,134)	(9,789)

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
NOTE 20 — Valuation and Qualifying Accounts
     We accrue the cost associated with purchases made on our website related to the use of fraudulent credit cards “charged-back” due to payment disputes and cancellation fees. The following table presents the changes in the valuation and qualifying accounts.

	Balance of		Charges to		Balance at
	Beginning of	Charges to	Other		End of
Description	Period	Earnings	Accounts	Deductions	Period
2005
Allowance for doubtful accounts	$2,338	$1,753	$—	$(177)	$3,914
Credit card charge-backs	3,010	596		(586)	3,020
Cancellation fees	2,120	—	—	(15)	2,105

Total	$7,468	$2,349	$—	$(778)	$9,039

2004
Allowance for doubtful accounts	$3,231	$(510)	$100	$(483)	$2,338
Credit card charge-backs	1,818	1,680	—	(488)	3,010
Cancellation fees	—	2,120	—	—	2,120

	$5,049	$3,290	$100	$(971)	$7,468

2003
Allowance for doubtful accounts	$2,395	$896	$366	$(426)	$3,231
Credit card charge-backs	2,161	463	160	(966)	1,818
Cancellation fees	—	—	—	—	—

	$4,556	$1,359	$526	$(1,392)	$5,049

NOTE 21 — Quarterly Financial Information (Unaudited)

	Three Months Ended
	March 31	June 30	September 30	December 31
	(In thousands, except per share data)
Year ended December 31, 2005
Revenue	$485,046	$555,007	$584,653	$494,749
Gross profit	376,863	430,788	456,581	384,507
Operating income	66,325	96,379	148,639	85,709
Net income	48,029	73,432	82,035	25,234
Basic earnings per share	$0.14	$0.22	$0.24	$0.07
Diluted earnings per share	0.14	0.22	0.23	0.07
Year ended December 31, 2004
Revenue	$413,262	$486,959	$503,793	$438,999
Gross profit	323,184	387,807	399,071	342,633
Operating income	16,677	73,522	80,261	70,013
Net income	12,719	48,542	58,092	44,120
Basic earnings per share	$0.04	$0.14	$0.17	$0.13
Diluted earnings per share	0.04	0.14	0.17	0.13
NOTE 22 — Senior Notes Offering and Guarantor and Non-Guarantor Supplemental Financial Information
     In August 2006, we privately placed $500.0 million of senior unsecured notes due 2018 (the “Notes”). We intend to file a registration statement to permit the exchange of the Notes for publicly registered notes having the same financial terms and covenants as the privately placed notes in all material respects.

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
     The Notes bear a fixed rate interest of 7.456% with interest payable semi-annually in February and August of each year, beginning in February 2007. The Notes are repayable in whole or in part on August 15, 2013, at the option of the holder of such Notes, at 100% of the principal amount plus accrued interest. We may redeem the Notes in accordance with the terms of the agreement, in whole or in part at any time, at our option.
     The Notes are guaranteed by certain of our wholly-owned domestic subsidiaries and rank equally in right of payment with all of our existing and future unsecured and unsubordinated obligations. The guarantees are full, unconditional, joint and several. The Notes include covenants that limit our ability to (i) incur liens, (ii) enter into sale and leaseback transactions and (iii) merge, consolidate or sell substantially all of our assets.
     Condensed consolidating financial information of Expedia, Inc. (the “Parent”), our subsidiaries that are guarantors of the Notes (the “Guarantor Subsidiaries”), and our subsidiaries that are not guarantors of the Notes (the “Non-Guarantor Subsidiaries”) is shown below. In this financial information, the Parent and Guarantor Subsidiaries account for investments in their wholly-owned subsidiaries using the equity method.
CONDENSED CONSOLIDATING STATEMENT OF INCOME
Year Ended December 31, 2005
(in thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$—	$2,010,788	$320,889	$(212,222)	$2,119,455
Cost of revenue	—	420,628	52,744	(2,656)	470,716

Gross profit	—	1,590,160	268,145	(209,566)	1,648,739

Operating expenses:
Selling and marketing	—	700,729	206,416	(209,642)	697,503
General and administrative	—	170,556	40,871	88	211,515
Technology and content	—	93,252	19,040	(12)	112,280
Amortization of intangible assets	—	116,357	9,710	—	126,067
Stock-based compensation	—	81,526	10,199	—	91,725
Amortization of non-cash distribution and marketing	—	12,597	—	—	12,597

Operating income (loss)	—	415,143	(18,091)	—	397,052

Other income (expense):
Equity in pre-tax earnings (losses) of consolidated subsidiaries	72,894	(21,239)	—	(51,655)	—
Interest income from IAC/InterActiveCorp	—	40,089	—	—	40,089
Other, net	(8,678)	(15,572)	980	—	(23,270)

Total other income (expense)	64,216	3,278	980	(51,655)	16,819

Earnings (losses) before income taxes and minority interest	64,216	418,421	(17,111)	(51,655)	413,871
Provision for income taxes	763	(179,494)	(7,246)	—	(185,977)
Minority interest in (income) loss of consolidated subsidiaries	—	(1,870)	2,706	—	836

Net income (loss)	$64,979	$237,057	$(21,651)	$(51,655)	$228,730

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF INCOME
Year Ended December 31, 2004
(in thousands)

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$1,803,396	$197,111	$(157,494)	$1,843,013
Cost of revenue	373,290	17,311	(283)	390,318

Gross profit	1,430,106	179,800	(157,211)	1,452,695

Operating expenses:
Selling and marketing	671,797	138,435	(157,214)	653,018
General and administrative	134,808	26,157	—	160,965
Technology and content	70,955	14,062	3	85,020
Amortization of intangible assets	119,036	6,055	—	125,091
Stock-based compensation	155,435	15,965	—	171,400
Amortization of non-cash distribution and marketing	16,728	—	—	16,728

Operating income (loss)	261,347	(20,874)	—	240,473

Other income (expense):
Equity in pre-tax earnings (losses) of consolidated subsidiaries	(21,972)	—	21,972	—
Interest income from IAC/InterActiveCorp	30,851	—	—	30,851
Other, net	(2,066)	285	—	(1,781)

Total other income, net	6,813	285	21,972	29,070

Earnings (losses) before income taxes and minority interest	268,160	(20,589)	21,972	269,543
Provision for income taxes	(104,371)	(2,000)	—	(106,371)
Minority interest in (income) loss of consolidated subsidiaries	(316)	617	—	301

Net income (loss)	$163,473	$(21,972)	$21,972	$163,473

CONDENSED CONSOLIDATING STATEMENT OF INCOME
Year Ended December 31, 2003
(in thousands)

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated
Revenue	$2,329,792	$92,756	$(82,735)	$2,339,813
Cost of revenue	1,226,704	7,039	—	1,233,743

Gross profit	1,103,088	85,717	(82,735)	1,106,070

Operating expenses:
Selling and marketing	482,022	63,759	(82,097)	463,684
General and administrative	103,306	10,965	(638)	113,633
Technology and content	52,623	7,120	—	59,743
Amortization of intangible assets	76,204	(131)	—	76,073
Stock-based compensation	88,624	7,157	—	95,781
Amortization of non-cash distribution and marketing	41,974	—	—	41,974
Merger costs	11,664	—	—	11,664

Operating income (loss)	246,671	(3,153)	—	243,518

Other income (expense):
Equity in pre-tax earnings (losses) of consolidated subsidiaries	(4,035)	—	4,035	—
Other, net	12,295	(315)	—	11,980

Total other income (expense)	8,260	(315)	4,035	11,980

Earnings (losses) before income taxes and minority interest	254,931	(3,468)	4,035	255,498
Provision for income taxes	(96,635)	(567)	—	(97,202)
Minority interest in income of consolidated subsidiaries	(46,889)	—	—	(46,889)

Net income (loss)	$111,407	$(4,035)	$4,035	$111,407

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2005
(in thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS

Total current assets	$416,189	$378,147	$213,367	$(417,459)	$590,244
Investment in subsidiaries	5,650,395	277,134	—	(5,927,529)	—
Intangible assets, net	—	1,133,074	43,429	—	1,176,503
Goodwill	—	5,607,525	252,205	—	5,859,730
Other assets, net	3,096	83,750	43,701	(132)	130,415

TOTAL ASSETS	$6,069,680	$7,479,630	$552,702	$(6,345,120)	$7,756,892

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$231,017	$1,414,541	$210,126	$(417,459)	$1,438,225
Other liabilities and minority interest	104,900	414,283	65,853	(132)	584,904
Stockholders’ equity	5,733,763	5,650,806	276,723	(5,927,529)	5,733,763

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$6,069,680	$7,479,630	$552,702	$(6,345,120)	$7,756,892

CONDENSED CONSOLIDATING BALANCE SHEET
December 31, 2004
(in thousands)

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	Eliminations	Consolidated
ASSETS

Total current assets	$2,268,486	$69,316	$(91,945)	$2,245,857
Investment in subsidiaries	252,658	—	(252,658)	—
Intangible assets, net	1,251,658	27,703	—	1,279,361
Goodwill	5,603,193	186,918	—	5,790,111
Other assets, net	98,872	128,519	(5,533)	221,858

TOTAL ASSETS	$9,474,867	$412,456	$(350,136)	$9,537,187

LIABILITIES AND STOCKHOLDERS’ EQUITY

Total current liabilities	$925,983	$148,141	$(91,945)	$982,179
Other liabilities and minority interest	396,255	11,657	(5,533)	402,379
Stockholders’ equity	8,152,629	252,658	(252,658)	8,152,629

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$9,474,867	$412,456	$(350,136)	$9,537,187

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2005
(in thousands)

		Guarantor	Non-Guarantor
	Parent	Subsidiaries	Subsidiaries	Consolidated
Operating activities:
Net cash provided by operating activities	$3,096	$839,765	$7,034	$849,895

Investing activities:
Acquisitions, net of cash acquired	—	(118,915)	129,462	10,547
Transfers to IAC/InterActiveCorp, net	—	(757,206)	—	(757,206)
Other, net	(3,096)	(40,118)	(11,470)	(54,684)

Net cash (used in) provided by investing activities	(3,096)	(916,239)	117,992	(801,343)

Financing activities:
Short-term borrowings, net	230,000	3	732	230,735
Transfers (to) from related parties	(172,504)	172,504	—	—
Withholding taxes for stock option exercises	(86,556)	—	—	(86,556)
Other, net	29,060	(61,753)	(4,979)	(37,672)

Net cash provided by (used in) financing activities	—	110,754	(4,247)	106,507
Effect of exchange rate changes on cash and cash equivalents	—	9,266	(8,577)	689

Net increase in cash and cash equivalents	—	43,546	112,202	155,748
Cash and cash equivalents at beginning of year	—	107,977	33,691	141,668

Cash and cash equivalents at end of year	$—	$151,523	$145,893	$297,416

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2004
(in thousands)

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	Consolidated
Operating activities:
Net cash provided by operating activities	$780,499	$22,354	$802,853

Investing activities:
Acquisitions, net of cash acquired	(280,201)	18,811	(261,390)
Proceeds from sale of marketable securities	722,646	—	722,646
Transfers to IAC/InterActiveCorp, net	(1,272,714)	—	(1,272,714)
Other, net	(109,245)	(11,703)	(120,948)

Net cash (used in) provided by investing activities	(939,514)	7,108	(932,406)

Financing activities:
Contribution from (distribution to) IAC/InterActiveCorp, net	109,311	(5,504)	103,807
Other, net	5,468	(1,955)	3,513

Net cash provided by (used in) financing activities	114,779	(7,459)	107,320
Effect of exchange rate changes on cash and cash equivalents	(16,364)	2,596	(13,768)

Net (decrease) increase in cash and cash equivalents	(60,600)	24,599	(36,001)
Cash and cash equivalents at beginning of year	168,577	9,092	177,669

Cash and cash equivalents at end of year	$107,977	$33,691	$141,668

Expedia, Inc.
Notes to Consolidated Financial Statements — (Continued)
CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS
Year Ended December 31, 2003
(in thousands)

	Guarantor	Non-Guarantor
	Subsidiaries	Subsidiaries	Consolidated
Operating activities:
Net cash provided by operating activities	$636,140	$7,883	$644,023

Investing activities:
Acquisitions, net of cash acquired	(646,962)	(57,923)	(704,885)
Purchase of marketable securities	(1,259,388)	—	(1,259,388)
Proceeds from sale of marketable securities	1,329,408	—	1,329,408
Transfers to IAC/InterActiveCorp, net	(548,356)	—	(548,356)
Other, net	(61,241)	(7,075)	(68,316)

Net cash used in investing activities	(1,186,539)	(64,998)	(1,251,537)

Financing activities:
Purchase of treasury stock	(98,492)	—	(98,492)
Contribution from IAC/InterActiveCorp, net	562,856	65,825	628,681
Other, net	55,559	—	55,559

Net cash provided by financing activities	519,923	65,825	585,748
Effect of exchange rate changes on cash and cash equivalents	10	(3,242)	(3,232)

Net (decrease) increase in cash and cash equivalents	(30,466)	5,468	(24,998)
Cash and cash equivalents at beginning of year	199,043	3,624	202,667

Cash and cash equivalents at end of year	$168,577	$9,092	$177,669